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                  May 17, 2022

       Ronald Ballschmiede
       Chief Financial Officer
       STERLING CONSTRUCTION CO INC
       1800 Hughes Landing Blvd
       The Woodlands, Texas 77380

                                                        Re: STERLING
CONSTRUCTION CO INC
                                                            Form 8-K filed on
March 1, 2022
                                                            Form 10-K/A as of
December 31, 2021
                                                            Filed on March 24,
2022
                                                            File No. 001-31993

       Dear Mr. Ballschmiede:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                  Sincerely,


                  Division of Corporation Finance

                  Office of Real Estate & Construction